UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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☐	Soliciting Material Pursuant to Rule 14a-12
LOOPNET, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 14, 2009

Dear LoopNet Stockholder:

I am pleased to invite you to attend the 2009 Annual Meeting of Stockholders of LoopNet, Inc. to be held on Thursday, May 28, 2009 at 185 Berry Street, San Francisco, California 94107.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you plan to attend the 2009 Annual Meeting, I hope you will vote as soon as possible. You may vote by mailing a proxy, submitting your proxy by telephone or over the Internet, or in person at the annual meeting. Please review the instructions in the proxy statement and on the proxy card regarding your voting options.

Thank you for your ongoing support of and continued interest in LoopNet. We look forward to seeing you at our annual meeting.

Sincerely,

Richard J. Boyle, Jr.
Chief Executive Officer, and Chairman
of the Board of Directors

San Francisco, California

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the meeting, whether or not you plan to attend the meeting, please vote your shares by submitting your proxy using the toll-free telephone number on your proxy card, over the Internet by following the instructions on your proxy card, or if you received your proxy card by U.S. mail, by completing and returning your proxy card as promptly as possible in the enclosed envelope (to which no postage need be affixed if mailed in the United States). If you vote by Internet or telephone (our preferred methods due to significant cost savings to us), you do not need to return your proxy card. Your participation will help to ensure the presence of a quorum at the meeting and save LoopNet the extra expense associated with additional solicitation. Submitting your proxy card will not prevent you from attending the meeting, revoking your proxy, and voting your stock in person.

LOOPNET, INC.

185 Berry Street, Suite 4000,
San Francisco, CA 94107,
Tel: (415) 243-4200.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE	Thursday, May 28, 2009
TIME	9:00 a.m., Pacific Daylight Time
PLACE	185 Berry Street, San Francisco, CA 94107
ITEMS OF BUSINESS	1. To elect two Class III Directors to serve on the Board of Directors, each to serve until the 2012 Annual Meeting of Stockholders or until his successor is duly elected and qualified.
2. To ratify Ernst & Young LLP as our independent registered public accounting firm for 2009.
3. To consider any other business as may properly come before the 2009 Annual Meeting or at any adjournment or postponement of the annual meeting.
RECORD DATE	You are entitled to vote at the 2009 Annual Meeting if you were a stockholder of record at the close of business on Wednesday, April 1, 2009.
ANNUAL REPORT	Our 2008 Annual Report, which is not a part of the proxy soliciting material, is available at www.envisionreports.com/Loop, or if you are receiving the proxy materials by U.S. mail, is enclosed.
VOTING BY PROXY	Please submit a proxy as soon as possible so that your shares can be voted at the 2009 Annual Meeting in accordance with your instructions. For specific instructions on voting, including instructions on how to vote by the Internet or telephone, please refer to the instructions on the proxy card.

April 14, 2009	By Order of the Board of Directors,

Brent Stumme
Chief Financial Officer, Senior Vice
President, Finance and Administration and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 28, 2009:

The Proxy Statement, the proxy card and our 2008 Annual Report are available at www.envisionreports.com/Loop.

This notice of annual meeting of stockholders is being distributed and all proxy materials are being made available on or about April 14, 2009.

-i-

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE 2009 ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors (the “Board”) of LoopNet, Inc., a Delaware corporation (“LoopNet” or the “Company”), is providing these proxy materials for you in connection with LoopNet’s 2009 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will take place at 9:00 a.m. Pacific Daylight Time on Thursday, May 28, 2009. You are invited to attend the Annual Meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly paid executive officers, and certain other required information.

Q:	What am I voting on?

A:	We are asking you to vote on the following items:

(1) The election of two directors to serve for a three-year term; and

(2) The ratification of the appointment of Ernst & Young LLP as our independent registered public accountant for 2009.

Q:	What are the voting recommendations?

A:	The Board recommends a vote FOR the election of each of the Director nominees and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountant.

Q:	Who can vote at the Annual Meeting?

A:	Stockholders who owned our common stock of record on April 1, 2009 (the “Record Date”) can vote at the Annual Meeting. As of April 1, 2009, there were 34,406,887 shares of our common stock issued and outstanding, each entitled to one vote.

Q:	How do I vote?

A:	There are four ways you can vote:

(1) By Internet: You may submit a proxy or voting instructions over the Internet by following the instructions that accompany your proxy card. If you vote by Internet, you do not have to mail in your proxy card.

(2) By Telephone: You may submit a proxy or voting instructions by telephone by following the instructions that accompany your proxy card. If you vote by telephone, you do not have to mail in your proxy card.

(3) By Mail: If you received your proxy materials via the U.S. mail, you may complete, sign and return the accompanying proxy and voting instruction card in the postage-paid envelope provided.

(4) In Person: If you are a stockholder as of the Record Date, you may vote in person at the meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person.

Q:	Can I change my vote?

A:	You may revoke your proxy and change your vote by notifying our Secretary, or returning a later-dated proxy card. You may also revoke your proxy and change your vote by voting in person at the meeting.

Q:	Who can help answer my questions?

A:	If you have any questions about the Annual Meeting or how to vote or revoke your proxy, you should contact:

LoopNet, Inc.
Attn: Secretary
185 Berry Street, Suite 4000
San Francisco, CA 94107
(415) 243-4200

If you need additional copies of this proxy statement or voting materials, please contact our Secretary as described above.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you hold shares registered in more than one account. Sign and return all proxies to ensure that all of your shares are voted.

Q:	Who will serve as inspector of elections?

A:	The inspector of elections will be a representative of Computershare Trust Company, N.A., our transfer agent.

Q:	How many shares must be present to hold the Annual Meeting?

A:	To hold the Annual Meeting and conduct business, a majority of the outstanding shares of our common stock entitled to vote must be present in person or by proxy at the meeting. This is called a quorum.

Shares are counted as present at the meeting if the stockholder either (1) is present and votes in person at the meeting, or (2) has properly submitted a proxy or voted by telephone or internet.

Both abstentions and non-votes are counted for the purposes of determining the presence of a quorum. Broker non-votes occur when shares held by a stockholder in street name are not voted with respect to a proposal because the broker has not received voting instructions from the stockholder and the broker lacks discretionary voting power to vote the shares.

Q:	What vote is required to approve each proposal?

A:	Election of Directors will be determined by a plurality of the votes of the shares present, so the two nominees who receive the highest numbers of votes for election will be elected, even if that does not represent a majority. The other matters, including the ratification of our independent registered public accounting firm, will be approved if a majority of the shares present vote for approval.

Q:	How are votes counted?

A:	You may vote either FOR each director nominee or WITHHOLD your vote from any one nominee. You may vote FOR or AGAINST or ABSTAIN from voting on the proposal to ratify Ernst & Young LLP as our independent registered public accounting firm. If you abstain from voting on this proposal, it will have the same effect as a vote AGAINST the proposal. Broker non-votes, although counted toward the quorum, will not count as votes cast with respect to the matter as to which the broker has expressly not voted.

Q:	Who can attend the Annual Meeting?

A:	All stockholders as of the Record Date can attend. If you wish to vote your shares at the 2009 Annual Meeting and your shares are held of record by a broker, bank or other nominee, you must contact your broker, bank or other nominee to obtain the proper documentation and bring it with you to the 2009 Annual Meeting.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the 2009 Annual Meeting. If you grant a proxy, the persons named as proxyholders, Richard J. Boyle, Jr., LoopNet’s Chief Executive Officer and Chairman of the Board of Directors, and Brent Stumme, LoopNet’s Chief Financial Officer and Senior Vice President, Finance and Administration, will have the discretion to vote your shares on any additional matters presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for Director, the persons named as proxyholders, Mr. Boyle and Mr. Stumme, will vote your proxy for such other candidate or candidates who may be nominated by the Board.

Q:	Where can I find the voting results of the meeting?

A:	We intend to announce preliminary voting results at the 2009 Annual Meeting and publish final results in our quarterly report on Form 10-Q for our second fiscal quarter of 2009.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	We are paying for the distribution and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Our employees may also solicit proxies on our behalf in person, by telephone, electronic transmission or facsimile, but they do not receive additional compensation for providing those services.

PROPOSAL NO. 1

ELECTION OF CLASS III DIRECTORS

Terms of Directors

We have a classified Board of Directors, with overlapping terms of office. The number of directors is currently seven, with two Class I directors, two Class II directors, and two Class III directors. In addition, one director is elected by the holders of our Series A Convertible Preferred Stock on an annual basis (the “Preferred Director”), at their discretion, pursuant to the Certificate of Designations for the Series A Convertible Preferred Stock and the agreements related to the Company’s 2009 private placement. However, such board member is not a member of a class of directors on our Board of Directors. Our Board of Directors has determined that each of its current members, except for Mr. Richard J. Boyle, is independent within the meaning of the Nasdaq Stock Market, Inc. independent director standards.

Election of Two Class III Directors

The Board of Directors’ nominees for election by the stockholders as Class III directors are Mr. Richard J. Boyle, Jr. and Mr. Ingraham. Messrs. Boyle and Ingraham currently serve as Class III directors with terms of office expiring at the Annual Meeting. Our Corporate Governance and Nominating Committee has recommended these nominations. If elected, the two nominees will serve as directors until our 2012 annual meeting or until their successors are duly elected and qualified. If either of the nominees declines to serve, proxies may be voted for a substitute nominee as we may designate. We are not aware of any reason that either of the nominees would be unable or unwilling to serve.

As long as a quorum is present, the two nominees for Class III directors receiving the highest number of votes “FOR” will be elected as the Class III directors. The persons named in the enclosed proxy intend to vote the shares represented by those proxies “FOR” the election of these two nominees.

The Board of Directors recommends a vote “for” the election of Richard J. Boyle, Jr. and Scott Ingraham as Class III directors.

NOMINEES AND CONTINUING DIRECTORS

The following sets forth certain information concerning our directors, including the nominees for election at the Annual Meeting, our continuing directors and the Preferred Director who was recently appointed to the Board.

Name	Age	Position with the Company	Director Since

Class III Director Nominees:
Richard J. Boyle, Jr.	43	CEO and Chairman of the Board of Directors	2001
Scott Ingraham(1)	55	Director	2006
Class I Director Whose Term
Expires at 2010 Annual Meeting
William Byrnes(1)	58	Director	2006
Thomas E. Unterman(2)	64	Director	2001
Class II Director Whose Term
Expires at 2011 Annual Meeting
Dennis Chookaszian(1,3)	65	Director	2006
Noel J. Fenton(2,3)	70	Director	1998
Preferred Director
James T. Farrell	44	Director	2009

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Corporate Governance and Nominating Committee.

Dennis Chookaszian has served as a Director since July 2006. He is currently Chairman of the Financial Accounting Standards Advisory Council (FASAC) which provides guidance to the FASB on accounting matters. He has served as an independent advisor and board member for various non-profit and for-profit organizations since February 2001. Prior to such time, Mr. Chookaszian was the chairman and chief executive officer of CNA Insurance Companies, a global insurance company. He is a director of Career Education Corp, a post secondary educational services provider, of the Chicago Mercantile Exchange Holdings Inc., a financial services company, and of Insweb, an Internet insurance provider. Mr. Chookaszian holds a B.S. in Chemical Engineering from Northwestern University, an M.B.A. from the University of Chicago and a M.S.c from the London School of Economics. He is also a Certified Public Accountant and a Chartered Property Casualty Underwriter.

Noel J. Fenton co-founded Trinity Ventures, a venture capital firm, in 1986, and has served as a Director since 1998. He also serves as a director of several private companies. Mr. Fenton holds a B.S. from Cornell University and an M.B.A. from the Stanford University Graduate School of Business.

Richard J. Boyle, Jr. has served as our Chief Executive Officer and a Director since July 2001, and Chairman of the Board of Directors since February 2006. Mr. Boyle also served as our President from July 2001 through January 2008. Prior to being named our President, Chief Executive Officer, and Director, Mr. Boyle was Vice President of LoopNet in charge of product and technology development and operations from December 1999 to July 2001. Prior to joining LoopNet, Mr. Boyle was Senior Vice President of Products & Technology at Risk Management Solutions. Mr. Boyle holds a B.S. in Electrical Engineering from Stanford University.

Scott Ingraham has served as a Director since July 2006. He co-founded and served as the Chief Executive Officer and Chairman of Rent.com, an Internet residential real estate listing site, from 1999 until its acquisition by eBay in February 2005. Prior to founding Rent.com, Mr. Ingraham was the CEO, president and co-founder of Oasis Residential, a NYSE-traded apartment REIT which merged into Camden Property Trust in 1998. Mr. Ingraham is on the Board of Trust Managers of Camden Property Trust, a real estate investment trust focused on the development and ownership of apartment properties. Mr. Ingraham also serves on the Board of Directors of Kilroy Realty Corporation, a real estate investment trust focused on the development and ownership of office and industrial properties. Mr. Ingraham graduated from the University of Texas at Austin with a BBA in Finance.

William Byrnes has been a private investor since January 2001 and has served as a Director since July 2006. In September 2006 he founded, and is the Managing Member of, Wolverine Partners LLC, which operates MutualDecision.com, a mutual fund information website. From June 1999 until September 2005, Mr. Byrnes served as chairman of Pulpfree, d/b/a BuzzMetrics, a consumer-generated media research and marketing firm. Prior to such time, Mr. Byrnes was an investment banker with Alex. Brown & Sons and served as a former head of real estate and financial services at such firm. Mr. Byrnes is a member of the board of directors of CapitalSource Inc., a specialized commercial finance company. He holds a B.S.B.A. from Georgetown University, an M.B.A. from the University of Michigan and a J.D. from Georgetown University Law Center. Mr. Byrnes is also a Chartered Financial Analyst.

Thomas E. Unterman is the Founder and Managing Partner of Rustic Canyon Partners, a sponsor of venture capital and private investment funds. He has served as a Director since January 2001. From 1992 to 1999, he served in several executive positions at The Times Mirror Company, most recently as Executive Vice President and Chief Financial Officer. He also serves as a director of several private companies and community organizations. Mr. Unterman holds a B.A. from Princeton University and a J.D. from the University of Chicago.

James T. Farrell is a Managing Partner at Calera Capital, a private equity fund. He has served as the Preferred Director on the Board since April 2009 and was appointed to the Board as such in connection with the Company’s 2009 private placement in which entities affiliated with Calera Capital were the lead investors. Mr. Farrell has served in various capacities with Calera Capital and its predecessor, Fremont Partners, since 1991. Mr. Farrell also serves as Chairman of the Board of Directors of Modular Space Corporation, a private company that is a lessor of modular assets. Mr. Farrell holds an A.B. from Princeton University and an M.B.A. from the Harvard Business School.

CORPORATE GOVERNANCE

Our Board of Directors held eleven meetings during 2008. With the exception of Mr. Farrell, who joined our Board of Directors in April 2009, each Director attended 75% or more of the aggregate of (i) the total number of Board meetings held during the period of such member’s service and (ii) the total number of meetings of Committees of the Board on which such member served, during the period of such member’s service at LoopNet. The Board encourages all directors to attend annual meetings of the stockholders of LoopNet. All of our directors then in office attended the 2008 Annual Meeting. The Board holds regularly scheduled executive sessions with only non-employee directors present. Such meetings generally occur on at least a quarterly basis. During each such session, an independent director, generally Noel Fenton as Lead Independent Director, will be selected by the non-employee directors to assume the responsibility of chairing the executive session and bear such further responsibilities that the non-employee directors as a whole might designate from time to time.

Board Independence

The Board of Directors has adopted standards concerning director independence which meet the independence standards of the Nasdaq Stock Market and, with respect to the Audit Committee, the rules of the Securities and Exchange Commission.

The Company’s officers, Corporate Governance and Nominating Committee and Board of Directors, along with its outside legal counsel, are involved in the process for determining the independence of acting directors and director nominees. The Company solicits relevant information from directors and director nominees via a questionnaire, which covers material relationships, compensatory arrangements, employment and any affiliation with the Company, and which the directors complete and return. In addition to reviewing information provided in the questionnaire, the executive officers and directors are asked on an annual basis regarding their awareness of any existing or currently proposed transactions, arrangements or understandings involving the Company in which any director or director nominee has or will have a direct or indirect material interest. The Company and its outside legal counsel share their findings with the Corporate Governance and Nominating Committee and the Board of Directors regarding the Nasdaq Stock Market and SEC independence requirements and any information regarding the director or director nominee that suggest that such individual is not independent. The Board of Directors discusses any relevant issues, including consideration of any transactions, relationships or arrangements required to be disclosed under Item 404(a) of Regulation S-K as well as any transactions, relationships, arrangements or other business relationships not required to be disclosed under Item 404(a) of Regulation S-K, prior to making a determination with respect to the independence of each director.

Based on the review described above, the Board of Directors affirmatively determined that:

•     A majority of the directors are independent, and all members of the Audit, Compensation and Corporate Governance and Nominating Committees are independent, under the Nasdaq standard and, in the case of the Audit Committee, the SEC standard.

•     All of the non-management directors of the Company are independent under the Nasdaq standard. The independent directors are: William Byrnes, Thomas E. Unterman, Noel J. Fenton, Dennis Chookaszian, Scott Ingraham, and James T. Farrell.

•     Richard J. Boyle, Jr. is not independent by virtue of his position as Chief Executive Officer of the Company.

Other than as described above, in 2008, there were no transactions, relationships or arrangements not disclosed as related person transactions that were considered by the Board of Directors in determining that the applicable independence standards were met by each of the directors

Board Committees

Our Board has three standing Committees, each of which is chaired by an independent Director: (1) Audit (the “Audit Committee”), (2) Compensation (the “Compensation Committee”) and (3) Corporate Governance and Nominating (the “Corporate Governance and Nominating Committee.”) The membership during 2008 and the function of each Committee are described below.

Audit Committee

Our Audit Committee oversees the accounting and financial reporting processes of the Company and audits of its financial statements and the effectiveness of the Company’s internal control over financial reporting. In that regard, the Audit Committee assists the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, and (3) the compliance by the Company with legal and regulatory requirements. Our management has primary responsibility for the financial statements and reporting process, including systems of internal controls. Our independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.

During 2008, our Audit Committee met eight times. Messrs. Byrnes, Chookaszian and Ingraham served on our Audit Committee. Our Audit Committee currently consists of Mr. Byrnes, as Chairman, Mr. Chookaszian and Mr. Ingraham. Our Board has determined that each of the members of our Audit Committee meets the requirements of “independence” within the meaning of the Securities and Exchange Commission and the Nasdaq Stock Market independent director standards. Our Board has also determined that Messrs. Byrnes, Chookaszian and Ingraham are each “financial experts” within the meaning of the Securities and Exchange Commission standard.

In the performance of its oversight function, our Audit Committee reviews and discusses with management and the independent auditors our audited financial statements. Our Audit Committee also discusses with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and SEC Regulation S-X Rule 2-07 relating to communication with audit committees. In addition, our Audit Committee receives from the independent auditors the written disclosures and letter required by PCAOB Rule 3526 relating to independence discussions with audit committees. Our Audit Committee also discusses with the independent auditors their independence from our Company and our management, and considers whether the independent auditor’s provision of non-audit services to our Company is compatible with maintaining the auditor’s independence.

Our Audit Committee discusses with our independent auditors the overall scope and plans for their audits. Our Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. In addition, our Audit Committee meets with our Chief Executive Officer and Chief Financial Officer to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of our financial statements and the effectiveness of our system of disclosure controls and procedures.

Our Audit Committee has a written charter, which is available on our website at www.loopnet.com under “About Us / Investor Relations / Corporate Governance / Audit Committee.” The Company’s web site address provided above is not intended to function as a hyperlink, and the information on the Company’s web site is not and should not be considered part of this proxy statement and is not incorporated by reference herein.

Compensation Committee

Our Compensation Committee reviews, discusses with the full Board, and establishes the amount and form of compensation paid to the Company’s Chief Executive Officer. The Compensation Committee also reviews, discusses with the full Board, and establishes the amount and form of compensation paid to the Company’s executive officers, officers, employees, consultants and advisors. The Compensation Committee may delegate its authority on these matters with regard to non-officer employees and consultants of the Company to officers and other appropriate Company supervisory personnel. The Compensation Committee may also delegate its authority to a subcommittee of the Compensation Committee. Additionally, within certain limitations, the Compensation Committee may delegate to one or more officers of the Company the authority to grant stock options and other stock awards to employees of the Company.

During 2008, our Compensation Committee met four times. Messrs. Fenton and Unterman served on our Compensation Committee. Our current Compensation Committee consists of Mr. Unterman, as Chairman, and Mr. Fenton. The Board has determined that each of the members of our Compensation Committee meets the requirements of “independence” as set forth in the rules and regulations promulgated by the SEC and the Nasdaq Stock Market.

Our Compensation Committee has a written charter, which is available on our website at www.loopnet.com under “About Us / Investor Relations / Corporate Governance / Compensation Committee.” The Company’s web site address provided above is not intended to function as a hyperlink, and the information on the Company’s web site is not and should not be considered part of this proxy statement and is not incorporated by reference herein.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee assists the Board by identifying prospective director nominees, developing and recommending to the Board governance principles applicable to the Company, providing oversight with respect to corporate governance and overseeing the periodic evaluations of the Board.

During 2008, our Corporate Governance and Nominating Committee met one time to review nominees for directors who were elected at our 2008 Annual Meeting. Our Corporate Governance and Nominating Committee currently consists of Mr. Fenton, as Chairman and Mr. Chookaszian. Our Board has determined that each of the members of our Corporate Governance and Nominating Committee meets the requirements of “independence” as set forth in the rules and regulations promulgated by the SEC and the Nasdaq Listing Standards.

The Corporate Governance and Nominating Committee charter is available on our website at www.loopnet.com under “About Us / Investor Relations / Corporate Governance / Corporate Governance and Nominating Committee.” The Company’s web site address provided above is not intended to function as a hyperlink, and the information on the Company’s web site is not and should not be considered part of this proxy statement and is not incorporated by reference herein.

Director Nominations

We have no stated minimum criteria for director nominees. The Corporate Governance and Nominating Committee does, however, seek nomination and appointment candidates with excellent decision-making ability, business experience, relevant expertise, personal integrity and reputation. The Corporate Governance and Nominating Committee may also consider other factors such as issues of character, judgment, independence, diversity, age, expertise, corporate experience, length of service and other commitments, and the general needs of the Board of Directors, in accordance with the charter of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee believes it appropriate that at least one member of the Board of Directors meet the criteria for an audit committee financial expert as defined by the rules of the Securities and Exchange Commission, and that a majority of the members of the Board of Directors meet the independent director standard under rules of the Nasdaq Stock Market. The Corporate Governance and Nominating Committee also believes it may be appropriate for certain members of our management, in particular the Chief Executive Officer, to participate as a member of the Board of Directors.

The Corporate Governance and Nominating Committee identifies nominees for the class of directors being elected at each annual meeting of stockholders by first evaluating the current members of such class of directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of such class of directors does not wish to continue in service or if the Corporate Governance and Nominating Committee or the Board of Directors decides not to re-nominate a member of such class of directors for re-election, the Corporate Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above, and may recommend a reduction in the size of the Board until a new nominee is identified. Members of the Corporate Governance and Nominating Committee and the Board of Directors are polled for suggestions as to individuals meeting the criteria for nomination. Research may also be performed to identify qualified individuals. This committee may, in its discretion, engage third party search firms to identify and assist in recruiting potential nominees to the Board of Directors. Candidates may also come to the attention of this committee through management, stockholders or other persons.

Pursuant to the requirements of its charter, the Corporate Governance and Nominating Committee will review any director candidates recommended by our stockholders who are entitled to vote in the election of directors, provided that the stockholder recommendations are timely submitted in writing to our Secretary, along with all required information, in compliance with the stockholder nomination provisions of our bylaws. Any candidates properly recommended in accordance with the foregoing requirements by stockholders will be considered in such manner as the members of our Corporate Governance and Nominating Committee deem appropriate.

Communications with Directors

Stockholders may contact our Board of Directors, any Committee thereof, or any Director in particular, by writing to them, c/o LoopNet, Inc., 185 Berry Street, Suite 4000, San Francisco, CA 94107, Attn: Secretary. We will forward any correspondence sent in the foregoing manner to the appropriate addressee without review by management. Comments or questions regarding the Company’s accounting, internal controls or auditing matters will be referred to the Chair of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to the Chair of the Corporate Governance and Nominating Committee.

Compensation of Directors

The Company’s Director Compensation Policy consists of the following: Our non-employee directors are entitled to equity compensation of an option to purchase 25,200 shares of our common stock upon first becoming a director and an option to purchase 10,500 shares of our common stock annually thereafter. Non-employee directors will also be paid an annual cash retainer of $20,000 for serving on the Board of Directors, an additional annual cash retainer of $10,000 for serving as the chair of our Audit Committee and $5,000 for serving as the chair of each of our Compensation and Corporate Governance and Nominating committees. Non-employee directors will also be entitled to meeting fees ranging from $500 to $2,000 for board and committee meetings depending on the day held and whether they are in person or telephonic meetings. Directors who are employees of LoopNet, such as Mr. Boyle, have not received and will not receive any additional compensation for their services as directors.

Each of our non-employee directors received an annual stock option grant to purchase 10,500 shares of our common stock in connection with their annual service on the Board of Directors in May of 2008. Each option has an exercise price of $13.18 per share which was equal to the closing price on the date of grant and the option becomes exercisable as to 100% of the shares subject to the award on the earlier of (i) the one year anniversary of the date of the grant of the award and (ii) the date immediately preceding the date of the Annual Meeting of the Company’s stockholders for the year following the year of grant for the award, subject to the non employee director’s continued service to the Company through the vesting date.

The following table provides compensation information for our non-employee directors for 2008:

	Fees Earned or Paid	Option Awards	Total
Name*	in Cash ($)	($)(1)	($)

William Millichap(2)	13,803.20	0.00	13,803.20
William Byrnes	43,500.00	8,063.00	51,563.00
Dennis Chookaszian	33,500.00	8,063.00	41,563.00
Noel Fenton	37,500.00	8,063.00	45,563.00
Scott Ingraham	33,000.00	8,063.00	41,063.00
Thomas E. Unterman	35,439.56	8,063.00	43,502.56

*	James T. Farrell joined the Board of Directors in April 2009 in connection with the Company’s 2009 private placement and did not receive any compensation from the Company in 2008.

(1)	These amounts reflect expense recognized by us in 2008 for financial statement reporting purposes in accordance with Statement of Financial Standards (SFAS) No. 123R, “Share-Based Payment,” (FAS 123(R)) for each of the options granted to our five current non-employee directors in May 2008. Information regarding the valuation assumptions used in the calculation of this amount are included in footnote 7 to the Company’s audited financial statements for the fiscal year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009. The aggregate grant date fair value of each such option computed in accordance with FAS 123(R) was $54,499. Our non-employee directors held options to purchase the following number of shares of common stock as of December 31, 2008: William Millichap – none; William Byrnes – 46,200 shares; Dennis Chookaszian – 46,200 shares; Noel Fenton – 21,000 shares; Scott Ingraham – 46,200 shares; and Thomas E. Unterman – 21,000 shares.

(2)	William Millichap was a member of our Board of Directors prior to the 2008 Annual Meeting, at which time Mr. Millichap did not stand for reelection, and his term as a director ended.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

You are being asked to ratify the appointment of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for our fiscal year ending December 31, 2009.

Our Audit Committee has selected E&Y as our independent registered public accounting firm for fiscal year 2009. E&Y has served as our independent registered public accounting firm since 2001. Representatives of E&Y are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from you.

The approximate fees billed to us by E&Y for services rendered with respect to fiscal years 2007 and 2008 were as follows:

	2007	2008

Audit Fees(1)	$369,928	$378,777
Audit-Related Fees(2)	$—	—
Tax Fees(3)	$10,000	$10,000
All Other Fees(4)	$—	—

Total	$379,928	$388,777

(1)	Consist of fees for professional services provided in connection with the audit of the Company’s financial statements and review of the Company’s quarterly financial statement and audit services provided in connection with other statutory or regulatory filings.

(2)	Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include consultations concerning financial accounting and reporting standards and various accounting matters. E&Y performed no such services for the Company in 2008.

(3)	Consist of fees for professional services provided with respect to tax compliance, tax advice and tax planning.

(4)	Consist of fees for products and services other than the services reported above. E&Y performed no such services for the Company in 2008.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by the Company’s independent auditors and associated fees up to a maximum of $50,000, provided that the Chair shall report any decision to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting.

The Audit Committee pre-approved the services of Ernst & Young with respect to the Company’s financial statements and other quarterly reviews and related SEC compliance services for 2008.

The Board of Directors recommends a vote “for” the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding ownership of the Company’s Common Stock as of April 1, 2009 or any indicated earlier date for information based on filings with the Securities and Exchange Commission by (a) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock, (b) each director and nominee for Director of the Company, (c) the Company’s Chief Executive Officer, Chief Financial Officer and each other executive officer named in the compensation tables appearing later in this Proxy Statement and (d) all directors and executive officers as a group. The information in this table is based solely on statements in filings with the Securities and Exchange Commission (the “SEC”) or other reliable information.

The following table assumes that the shares of Series A Convertible Preferred Stock issued in connection with the Company’s 2009 private placement have been converted into shares of Common Stock for purposes of calculating beneficial ownership for entities and persons affiliated with Calera Capital, Trinity Ventures and Rustic Canyon. The number of shares of Common Stock which each is deemed to beneficially own in accordance with the rules and regulations of the SEC is described below in the footnotes to the table.

	Amount and
	Nature of
	Beneficial	Percent of
Name and Address of Beneficial Owner(1)	Ownership(#)	Class (%)(2)

5% Stockholders:
Calera Capital(3)	5,208,332	13.15
Saints Rustic Canyon(5)	3,974,639	11.31
FMR LLC(4)	3,085,234	8.97
Directors and Executive Officers:
James T. Farrell(6)	5,208,332	13.15
Richard J. Boyle, Jr.(7)	1,520,233	4.38
Thomas P. Byrne(8)	469,244	1.36
Brent Stumme(9)	451,724	1.31
Jason Greenman(10)	526,213	1.53
Wayne Warthen(11)	478,067	1.39
Thomas E. Unterman(12)	3,995,639	11.61
William Byrnes(13)	37,800	*
Noel Fenton(14)	1,505,374	4.37
Dennis Chookaszian(13)	37,800	*
Scott Ingraham(13)	37,800	*
All directors and executive officers as a group (eleven persons)	14,268,226	33.36%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each of the named individuals is c/o 185 Berry Street, Suite 4000, San Francisco, CA 94107.

(2)	Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after April 1, 2009. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown. Unless otherwise noted, none of the shares shown as beneficially owned on this table are subject to pledge. Pursuant to the rules and regulations of the SEC, any securities not outstanding which are subject to options, warrants, rights or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

(3)	The ownership of the Common Stock by entities affiliated with Calera Capital as a result of the Company’s 2009 private placement consists of (i) 5,029,166 shares of Common Stock held by Calera Capital Partners IV, L.P., a Delaware limited partnership (“Calera”) issuable upon conversion of 33,796 shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”) and (ii) 179,166 shares of Common Stock that may be acquired upon conversion of 1,204 shares of Preferred Stock by Calera Capital Partners IV Side-By-Side, L.P., a Delaware limited partnership (“Side-By-Side”). Calera Capital Investors IV, L.P., a Delaware limited partnership (“Investors”), which is the general partner of each of Calera and Side-By-Side, and Calera Capital Management, Inc., a Delaware corporation (“Management”), which is the general partner of Investors, have voting and dispositive power over, and may be deemed to be the beneficial owners of, the shares of Common Stock beneficially owned by Calera and Side-By-Side. James T. Farrell is a stockholder of Management and may be deemed to share voting and dispositive power over, and may be deemed to share beneficial ownership of, the shares of Common Stock beneficially owned by Management through its control over Investors and, indirectly, over Calera and Side-By-Side. The address for Calera Capital is 580 California Street, Suite 2200, San Francisco, CA 94104.

(4)	Based solely on information reported on an amendment to Schedule 13G filed February 17, 2009 with the Securities and Exchange Commission. The shares are beneficially owned by the following direct or indirect wholly-owned subsidiaries or affiliates of FMR LLC: (i) Fidelity Management & Research Company (3,082,334) and (ii) Pyramis Global Advisors Trust Company (2,900). Edward C. Johnson 3d and FMR LLC have sole dispositive power as to 3,082,334 shares reported. The address for FMR LLC is 82 Devonshire Street, Boston, MA 02109. The percent of class reflected for FMR LLC does not take into account any shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock issued in connection with the private placement transaction.

(5)	3,230,593 of the shares of Common Stock represented in the table are based on information reported on a Schedule 13G filed with the Securities and Exchange Commission on November 24, 2008. The ownership of Common Stock by entities affiliated with Rustic Canyon as a result of the private placement includes (i) 372,023 shares of Common Stock held by Rustic Canyon Ventures III, L.P. issuable upon conversion of 2,500 shares of Preferred Stock and (ii) 372,023 of Common Stock held by Saints Rustic Canyon, L.P. issuable upon conversion of 2,500 shares of Preferred Stock. Thomas Unterman, Kenneth B. Sawyer, David P. Quinlivan, Michael K. Kim, Nate Redmond and Ghia Griarte, collectively serve as partners (the “SRC Partners”) of Saints Rustic Canyon, LLC, the general partner of Saints Rustic Canyon, L.P. The SRC Partners and Saints Rustic Canyon, LLC may be deemed to have shared power to vote and dispose of all of the shares reported. The address for Saints Rustic Canyon, L.P. is 475 Sansome Street, Suite 1850, San Francisco, CA 94111.

(6)	James T. Farrell is expected to join the Board effective as of the closing of the Company’s 2009 private placement. Includes 5,208,332 shares of Common Stock held by entities affiliated with Calera Capital as described in more detail in Footnote (3) above. Mr. Farrell’s business address is c/o Calera Capital, L.P., 580 California Street, Suite 2200, San Francisco, CA 94104.

(7)	Includes (i) 1,094,410 shares held by the Boyle Family Trust dated April 13, 2006, of which Richard J. Boyle, Jr. and Catherine M. Boyle are trustees and (ii) 292,185 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2009. 600,000 of the shares held by the Boyle Family Trust have been pledged as security for a personal loan from a third-party financial institution.

(8)	Includes (i) 3,696 shares of restricted stock subject to repurchase by the Company and (ii) 221,926 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2009.

(9)	Includes (i) 6,816 shares of restricted stock subject to repurchase by the Company, (ii) 248,124 shares held by the Stumme Family Trust, of which Brent Stumme is a trustee and (iii) 94,616 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2009.

(10)	Includes (i) 2,972 shares of restricted stock subject to repurchase by the Company and (ii) 83,539 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2009.

(11)	Includes (i) 1,079 shares of restricted stock subject to repurchase by the Company, (ii) 228,862 shares held by the Wayne B. Warthen and Monica L. Warthen Trust dated September 18, 1998, of which Wayne Warthen is a trustee and (iii) 32,514 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2009.

(12)	Includes (i) 3,974,639 shares of Common Stock held entities affiliated with Rustic Canyon, as described in more detail in Footnote (5) above, of which Thomas E. Unterman is the managing partner, and (ii) 21,000 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2009. Mr. Unterman shares voting control and dispositive power over the shares held by Saints Rustic Canyon, L.P. and disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. Mr. Unterman’s business address is c/o Saints Rustic Canyon, L.P., 2425 Olympic Blvd., Suite 6050W, Santa Monica, CA 90404.

(13)	Includes 37,800 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2009.

(14)	Includes 21,000 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2009. The ownership of Common Stock by entities affiliated with Trinity Ventures as a result of the private placement includes (i) 1,446,577 shares of Common Stock issuable upon conversion of 9,721 shares of Preferred Stock held by Trinity Ventures IX, L.P. (“Trinity IX”) and (ii) 16,220 shares of Common Stock issuable upon conversion of 109 shares of Preferred Stock held by Trinity IX Side-by-Side Fund, L.P. (“Trinity Side-by-Side”), and (iii) and 21,577 shares of Common Stock issuable upon conversion of 145 shares of Preferred Stock held by Trinity IX Entrepreneurs’ Fund (“Trinity Entrepreneurs,” together with Trinity IX and Trinity Side-by-Side, “Trinity”.) Noel Fenton shares voting control and dispositive power over the shares held by Trinity and disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. Mr. Fenton’s business address is c/o Trinity Ventures, 3000 Sand Hill Road, Building 4, Suite 160, Menlo Park, CA 94025.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Compliance with Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of holdings and transactions of LoopNet common stock and other equity securities with the SEC. Directors, executive officers and 10% or greater stockholders are required by SEC regulations to furnish us with copies of all of the Section 16(a) reports they file. Based solely upon a review of the copies of the forms furnished to us and the representations made by the reporting persons to us, we believe that during 2008 our Directors, executive officers and 10% or greater stockholders complied with all filing requirements under Section 16(a) of the Exchange Act.

SIGNIFICANT RELATIONSHIPS AND TRANSACTIONS WITH DIRECTORS, OFFICERS OR
PRINCIPAL STOCKHOLDERS

Related Party Transactions

Pursuant to our code of business conduct and ethics and its charter, our Audit Committee must review and approve any transaction that the Company proposes to enter into that would be required to be disclosed under Item 404(a) of Regulation S-K. Item 404(a) of Regulation S-K requires the company to disclose in its proxy statement any transaction involving more than $120,000 in which the Company is a participant and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, director, nominee for director, or holder of 5% or more of the Company’s common stock, or an immediate family member of any of those persons.

Since January 1, 2008, the Company has not been a participant in any transaction with a related person other than the private placement transaction and the indemnification agreements described below.

2009 Private Placement

On March 29, 2009, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with entities affiliated with Calera Capital, Trinity Ventures and Rustic Canyon (the “Purchasers”) pursuant to which the Company agreed to sell an aggregate of 50,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) to the Purchasers. The Series A Preferred Stock is initially convertible into an aggregate of approximately 7,440,476 shares of Common Stock, at a conversion price of $6.72 per share (as may be adjusted for stock dividends, stock splits or similar events). The aggregate consideration for the Series A Preferred Stock is $50 million, of which entities affiliated with Calera Capital will purchase approximately $35 million of shares of Series A Preferred Stock, entities affiliated with Trinity Ventures will purchase approximately $10 million of shares of Series A Preferred Stock and entities affiliated with Rustic Canyon will purchase $5 million of shares of Series A Preferred Stock.

In connection with the private placement, the Company also agreed to enter into an Investors’ Rights Agreement with the Purchasers, pursuant to which, among other things, the Company will agree to grant the Purchasers certain registration rights including the right to require the Company to file a registration statement to register the Common Stock issuable upon conversion of the Series A Preferred Stock

Entities affiliated with Rustic Canyon and Trinity Ventures were existing stockholders of the Company prior to the private placement transaction and participated in the transaction on the same terms as the other parties to the transaction. Noel Fenton, one of our Directors, is the co-founder and general partner of Trinity Ventures, and Tom Unterman, one of our Directors, is the founder and managing partner of Rustic Canyon. See the section of this proxy statement titled “Common Stock Ownership of Certain Beneficial Owners and Management” for more detail on the shares beneficially owned by entities affiliated with Rustic Canyon and Trinity Ventures, and by Noel Fenton and Tom Unterman. For more information, see the Current Report on Form 8-K filed with the SEC on April 2, 2009 regarding additional details on this private placement transaction.

Indemnification agreements with officers and directors

Our amended and restated certificate of incorporation and our bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Committee Composition and Responsibilities

The Company’s formal written charter for its Compensation Committee establishes procedures for determining the compensation of its executive officers, as described below.

Our Compensation Committee consists of Mr. Unterman, as Chairman and Mr. Fenton. The Board has determined that each of the members of our Compensation Committee meets the requirements of “independence” as set forth in the rules and regulations promulgated by the SEC and the Nasdaq Stock Market.

Pursuant to its charter, the Compensation Committee is responsible for reviewing, discussing with the full Board, and establishing the compensation of the Company’s Chief Executive Officer and for determining the various components of the Chief Executive Officer’s compensation. It is also responsible for reviewing, discussing with the full Board, and establishing the compensation of the other executive officers. The Committee oversees and administers, either directly or by delegating its authority, the Company’s 2006 Equity Incentive Plan, and addresses such other compensation matters as may from time to time be directed by the Board of Directors.

Compensation Philosophy

The Compensation Committee’s compensation policy for executive officers is designed to attract, motivate, and retain talented executives responsible for the success of LoopNet and to promote the long-term interests of LoopNet and its stockholders. The Committee first establishes base salaries, and then approves target annual cash bonuses based on those base salaries, with a heavy emphasis on performance-based components, such as cash bonuses and equity incentives, the value of which could increase or decrease to reflect changes in corporate and individual performance. These incentive compensation policies are intended to reinforce management’s objectives to enhance profitability and stockholder value.

Factors Considered

Within the context of the overall objectives of our compensation programs, the Compensation Committee determined the specific amounts of compensation to be paid to each of the Company’s executive officers in 2008 based on a number of factors, including, its understanding of the amount of compensation generally paid by similarly situated companies to their executives with similar roles and responsibilities; the performance of the executive officers during 2008 in general and as measured against predetermined performance goals; the roles and responsibilities of the executive officers; the individual experience and skills of, and expected contributions from, the executive officers; the amounts of compensation being paid to the Company’s other executives; the executive officers’ historical compensation at the Company; and any contractual commitments the Company has made regarding its executives’ compensation.

Elements of Executive Compensation

Cash Compensation

The cash compensation of the Company’s senior management consists of base salary and an annual performance-based bonus determined by the Compensation Committee after discussion with the full Board. Cash compensation is paid to reward near term performance (i.e. no longer than the coming year) and to encourage executives to optimize current opportunities. Cash compensation rewards current contributions towards goals consistent with the Company’s business strategy and enables the Company to attract and retain highly qualified executive officers and key employees.

Base Salary.

Our Compensation Committee generally looks to set base salaries for executive officers between approximately the 50th percentile and the 75th percentile compared to companies in the Company’s peer group, adjusted to reflect each employee’s overall responsibilities, professional qualifications and business experience. In 2007, the Compensation Committee engaged a third party valuation consultant, Compensia, to provide an overview of its executive compensation programs, including recommendations with respect to cash compensation and long term equity incentives.

The Company’s peer group for this analysis included: Audible, Inc.; Bankrate, Inc.; Costar Group, Inc.; Housevalues, Inc.; Imergent, Inc.; Ipass Inc.; J2 Global Communications, Inc.; Keynote Systems, Inc.; Liquidity Services, Inc.; Looksmart, Ltd.; Miva, Inc.; Move, Inc.; Opsware Inc.; Sonicwall, Inc.; The Knot, Inc.; Thestreet.com, Inc.; and Travelzoo Inc.

In 2008, the Compensation Committee increased Mr. Boyle’s base salary to $350,000. This represented an increase of approximately 7.7%, bringing Mr. Boyle’s base salary to a level slightly below the 50th percentile of chief executive officers in the Company’s peer group. The base salaries for the Company’s other executive officers were increased between 5% and 15%, to the following levels: Mr. Byrne – $273,779, Mr. Stumme – $260,350, Mr. Greenman – $240,720 and Mr. Warthen – $230,460. These increases brought the executive officers’ base salaries to levels between the 50th and 75th percentile for executives in corresponding roles in the Company’s peer group.

On December 18, 2008, the Board of Directors approved the recommendation of the Compensation Committee to maintain the annual salaries of the executive officers for 2009 at their current 2008 levels at that time.

Annual Incentive Pay.

The Company has a cash bonus plan for employees exhibiting exceptional performance, and all of our named executive officers are eligible to participate in such plan.

The cash bonus plan is administered by the Compensation Committee, which has full authority to select participants, set bonus amounts and fix performance targets. The Compensation Committee sets a range of possible annual cash bonuses for each executive within a specified range of percentages of the executive’s base salary. Actual amounts paid are based on the achievement of performance goals, such as the Company’s revenue, adjusted EBITDA, net income and other key corporate goals, and are eligible for increase if revenue, adjusted EBITDA and net income exceed the plan performance targets. The Chief Executive Officer of the Company makes recommendations to the Compensation Committee as to the range of base salary to be targeted as bonus payments to each named executive officer of the Company other than himself, with the final determination of the bonus ranges and amounts made by the Compensation Committee.

In 2008, each of our named executive officers was eligible to receive a bonus under the cash bonus plan if certain threshold financial targets were achieved and other objectives met. The executive officers were eligible for bonuses based on a range of percentages of their respective base salaries, as set forth below:

	Minimum Bonus	Maximum Bonus
Name	Percentage at Target (%)	Percentage (%)

Richard J. Boyle, Jr.	30	80
Thomas P. Byrne	30	80
Brent Stumme	30	60
Jason Greenman	25	50
Wayne Warthen	25	50

These bonus ranges were in line with the historical practice of the Company, as well as the executive compensation guidelines established by the Compensation Committee’s consultant. The target bonus amounts were based on the Company achieving financial results at budget amounts as approved by the Board, with an opportunity to earn additional amounts for performance in excess of budget.

For 2008, cash bonuses were approved by the Compensation Committee in February 2009. In determining whether to award bonuses to the executive officers for 2008, the Compensation Committee considered revenue, EBITDA and net income results above plan performance targets. The Compensation Committee considered each of these measures against comparable prior year performance and the Company’s internal budget. In 2008, due primarily to deteriorating macro-economic conditions, the Company fell slightly below original revenue and EBITDA targets. However, despite falling slightly short of the revenue targets, because the Company performed well in a very challenging economic environment and because of notable individual contributions and achievements, the Compensation Committee approved bonus payouts for fiscal year 2008 that were slightly lower than the bonus payments for 2007, with the exception of the bonus paid to Wayne Warthen, whose bonus amount was greater than his 2007 bonus due to his exceptional individual performance. While being lower than the 2007 bonus payments, the 2008 bonus payments were largely consistent with bonus amounts in the past as well as within the market range of cash bonus amounts for officers in similar positions at similar companies based on the Compensia executive compensation study reviewed by the Compensation Committee. Based on these factors, Mr. Boyle’s bonus percentage represented approximately 45.7% of his base salary for 2007, while bonus percentages for our other named executive officers represented between 39.1% and 56.6% of such officer’s base salary. Bonus amounts earned for 2008 and paid in 2009 for our named executive officers were as follows:

Bonus
Name	Amount ($)

Richard J. Boyle, Jr.	160,000
Thomas P. Byrne	155,000
Brent Stumme	135,000
Jason Greenman	105,000
Wayne Warthen	90,000

For 2009, the Compensation Committee recently approved a cash bonus plan substantially similar to the 2008 cash bonus plan.

Although these bonuses do not qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code because our shareholders did not approve such bonus plan, we believe that they will still be fully deductible for tax purposes because of their amounts.

Long Term Incentives

The Company’s primary method for providing executives officers and employees with long term incentives is through our 2006 Equity Incentive Plan. We believe that equity-based compensation aligns the interests of the Company’s executive officers and employees with those of its stockholders and drives increases in the long-term value of the Company’s common stock by making a portion of executive officers’ total compensation over time directly dependent on the Company’s performance.

The Compensation Committee worked with Compensia in 2007 to design an equity-based compensation plan tailored to the purpose described above. In designing this plan, the Compensation Committee reviewed equity models, prepared by Compensia, based on different assumptions as to the Company’s future revenue growth and price/revenue multiples. Long-term equity-based compensation incentives for executive officers and other employees are effected through the Company’s 2006 Equity Incentive Plan. Prior to the Company’s initial public offering in 2006, long-term equity incentives for executive officers and other employees were effected through the Company’s 2001 Stock Option Plan.

The number of shares subject to an equity-based compensation grant to an executive officer is determined by the Compensation Committee and is based on the executive officer’s position, past performance, anticipated future contributions, and prior equity-based grants. In 2007, based on Compensia’s executive compensation study, the Compensation Committee considered implementing grants of restricted stock units as a means of equity compensation for retention of employees. The use of restricted stock units in conjunction with stock options will provide the Company with the flexibility to manage both medium and long term retention of employees, while driving increases in the value of the Company’s common stock by aligning employee and stockholder incentives. The Company began granting restricted stock units in February 2008. The Compensation Committee has delegated to Mr. Boyle and Mr. Stumme authority to approve stock option grants and restricted stock units to non-executive employees, within certain limitations.

The exercise price of all of our stock options has been equal to the fair market value (the closing price on Nasdaq) of the Company’s common stock on the date of grant. Options granted pursuant to our equity incentive plan will provide a return to the employee only if he or she remains in the Company’s service, and then only if the market price of the Company’s common stock appreciates over the option term. Stock options granted to new employees pursuant to our equity incentive plan vest monthly over a four-year period with an initial one-year cliff. Restricted stock units vest one-quarter annually on the anniversary of the date of grant, for a period of four years. For non-executive officers, new hire stock options and restricted stock units may be granted by our Chief Executive Officer or our Chief Financial Officer on the first day of employment with the Company. Promotional and evergreen stock options granted to current employees pursuant to our equity incentive plans vest monthly over a four-year period. Annual equity awards are granted in the first quarter of each year to our named executive officers and other designated employees at a regularly scheduled meeting of the Compensation Committee. The exercise price of these grants is equal to the closing fair market value of our common stock as reported by Nasdaq on the date the Compensation Committee approves the grant unless the grant date is deferred to a date when all material non-public information will be disclosed, in which case the date of grant will be the date specified by the Compensation Committee and the exercise price will be equal to the closing fair market value of our common stock as reported by Nasdaq on such date.

In January 2008, the Compensation Committee approved evergreen stock option grants to the Company’s Chief Executive Officer and other named executive officers. Additionally, in connection with his promotion to President and Chief Operating Officer in January of 2008, the Compensation Committee granted Mr. Byrne 85,000 restricted stock units and an option to purchase 315,000 shares of common stock based in part on the Compensia executive compensation study’s survey of grants for similar executives at similar companies, the past and anticipated performance of individual officers, and prior grants to individual officers and vesting of such grants, the Compensation Committee granted evergreen options as follows:

2008 Option Award
(# of shares of
Name	Common Stock)

Richard J. Boyle, Jr.	90,000
Thomas P. Byrne	380,000
Brent Stumme	65,000
Jason Greenman	60,000
Wayne Warthen	60,000

In February 2009, the Compensation Committee again conducted an annual review of past and anticipated performance of individual officers, prior grants to individual officers and vesting of such grants, in determining future grants. Furthermore, the Compensation Committee considered concerns, in light of difficult market conditions, that the incentive and retention goals of the Company’s previous equity compensation program were not being met due to the exercise price of most outstanding options being lower than the fair market value of the underlying common stock and the fact that the executive officers had a significant number of fully vested awards. Noting these factors, and taking into account the retention value of increasing the amount of the annual evergreen equity awards and the long term benefits to the Company and its stockholders, the Compensation Committee granted an evergreen option to the Company’s Chief Executive Officer, and evergreen options and restricted stock units to the other executive officers in an amount generally higher than in prior years as follows:

		2009 Restricted Stock
	2009 Option Award	Units Awards
	(# of shares of	(# of shares of
Name	Common Stock)	Common Stock)

Richard J. Boyle, Jr.	375,000	—
Thomas P. Byrne	325,000	50,000
Brent Stumme	225,000	30,000
Jason Greenman	175,000	25,000
Wayne Warthen	175,000	25,000

Benefits

The named executive officers are entitled to participate in the Company’s benefit programs which are available to all Company employees, including company-sponsored health and welfare plans. The Company also offers a voluntary 401(k) plan for all eligible employees, including management, pursuant to which the Company matches 100% of participants’ contributions up to a maximum of 3% of their compensation and 50% of additional contributions for an additional 2% of the employees’ compensation. The Company has no defined benefit or defined contribution pension plan for management.

Post-termination protection and payments

All of our employees, including our executive officers, are employed at will and do not have employment agreements or other agreements providing severance or other benefits in connection with termination of employment unrelated to a change of control. However, our named executive officers have change of control severance agreements and are participants in equity incentive plans that provide for accelerated vesting of awards in certain circumstances in connection with a change in control of the Company, as discussed below.

Options and other awards granted pursuant to our 2006 Equity Incentive Plan will accelerate and become fully vested in connection with a change in control of the Company in the event the successor corporation in such change in control does not assume or substitute outstanding options or other awards in connection with the change in control. In addition, if the successor corporation does assume or substitute such options or other awards but a participant in our 2006 Equity Incentive Plan holding an assumed or substituted option or other award either (i) is not offered full-time employment with the successor corporation upon terms and conditions no less favorable than those in effect prior to the change in control, or (ii) is offered and accepts such employment, but such employment is terminated by the successor corporation within 12 months after the change in control without “cause” (as such term is defined in our 2006 Equity Incentive Plan), then any assumed or substituted option or other award held by the terminated participant at the time of termination shall accelerate and become exercisable as to 50% of the otherwise unvested shares as of the date of termination.

In December 2008, the Company entered into change in control severance agreements with our named executive officers, Richard J. Boyle, Jr., Thomas P. Byrne, Brent Stumme, Wayne Warthen and Jason Greenman. The change in control severance agreements are intended to attract and retain high quality executives and to enable our named executive officers to evaluate potential change-in-control transactions objectively and with stockholder interests, rather than personal interests, in mind. Additionally, they provide an appropriate level of compensation for a specified time interval for executives who would likely be involved in decisions regarding and/or successful implementation of a change in control and are personally at risk for job loss in the event of a change in control.

The change in control severance agreements have a three year term and provide that in the event that a named executive officer is terminated without cause or such executive terminates employment for good reason at any time during the period commencing two months prior to a change in control and ending twelve months following a change in control of the Company, as defined in the agreements, the executives are entitled to certain severance benefits. The benefits are conditioned upon the execution of a release, which includes non-disparagement obligations, and the confidentiality and one-year non-solicitation provisions in the Company’s proprietary information and inventions agreement, previously executed by the executive.

The severance benefits include (1) a lump sum amount payable in cash equal to one times the sum of (a) the executive’s annual base salary in effect at the time of the termination and (b) the average of the annual bonuses paid to such executive over the last two years; (2) continuation of health benefits for the executive and the executive’s dependents for twelve months following the date of the executive’s termination; and (3) full acceleration of any unvested equity awards upon termination. If the payments under each change in control severance agreement, including but not limited to accelerated vesting of options, would trigger a federal excise tax based on Internal Revenue Code 280G, then the total payments made to the executive under the agreement would be cut-back to a lesser amount which does not trigger the tax.

As defined in the change in control severance agreements, “Change of Control” means the first to occur of any of the following events:

(i) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into or exchanged for voting securities of the surviving entity) more than sixty percent (60%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(ii) (A) any approval by the stockholders of the Company of a plan of complete liquidation of the Company, other than as a result of insolvency or (B) the consummation of the sale or disposition (or the last in a series of sales or dispositions) by the Company of all or substantially all of the Company’s assets, other than a sale or disposition to a wholly-owned direct or indirect subsidiary of the Company and other than a sale or disposition which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (by being converted into or exchanged for voting securities of the entity to which such sale or disposition was made) more than sixty percent (60%) of the total voting power represented by the voting securities of the entity to which such sale or disposition was made after such sale or disposition; or

(iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 40% or more of the total voting power represented by the Company’s then outstanding voting securities; or

(iv) during any period of two consecutive years after the Effective Date, Incumbent Directors cease for any reason to constitute a majority of the Board.

For more information about the agreements as well as a tabular summary of the potential payments that may be made to named executive officers upon a change in control, please refer to “Potential Payments upon Termination or Change in Control” below.

Summary

The Compensation Committee believes that the Company’s compensation philosophy and programs are designed to foster a performance-oriented culture that aligns employees’ interests with those of the Company’s stockholders. The Compensation Committee believes that the compensation of the Company’s executives’ is both appropriate and responsive to the goal of improving stockholder value.

The following “Report of the Compensation Committee” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Report of the Compensation Committee

The Compensation Committee reviewed this Compensation Discussion and Analysis and discussed its contents with Company management. Based on the review and discussions, the Committee has recommended that this Compensation Discussion and Analysis be included in the proxy statement.

Respectfully submitted by the Compensation Committee.

Thomas E. Unterman (Chair)
Noel J. Fenton

Executive Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation paid or earned by our Chief Executive Officer (the “CEO”), our Chief Financial Officer (the “CFO”) and our next three most highly compensated executive officers for the fiscal years ended December 31, 2007 and 2008 (we refer to this group as our “named executive officers”). We have not entered into any employment agreements with any of the named executive officers.

			Stock	Option	Non-Equity	All Other
		Salary	Awards	Awards	Incentive Plan	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(1)	Compensation($)(2)	($)(3)	Total ($)

Richard J. Boyle, Jr.	2008	350,000	20,798	386,766	160,000	9,428	926,992
CEO and Chairman of	2007	325,000	49,855	259,621	165,000	9,228	808,704
the Board of Directors(4)
Thomas P. Byrne	2008	273,779	14,075	540,673	155,000	9,428	992,955
President and Chief	2007	240,350	14,075	126,767	160,000	9,228	550,420
Operating Officer(5)
Brent Stumme	2008	260,350	12,981	177,259	135,000	9,428	595,018
Chief Financial Officer and	2007	240,350	33,222	92,004	140,000	9,228	514,804
Senior Vice President, Finance and Administration
Wayne Warthen	2008	230,460	8,218	154,124	90,000	9,428	492,230
Chief Technology Officer	2007	215,460	23,961	77,808	75,000	9,228	401,457
and Senior Vice President, Information Technology
Jason Greenman	2008	240,720	17,912	183,110	105,000	9,428	556,170
Chief Strategy Officer, and	2007	225,720	22,620	103,022	110,000	9,228	470,590
Senior Vice President, Corporate Development(6)

(1)	The amounts in this column reflect the dollar amounts, without any reduction for risk of forfeiture, recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2008, in accordance with FAS 123(R) and thus include amounts from option awards granted in and prior to 2007 and 2008. Information regarding the valuation assumptions used in the calculation of the amounts shown for the fiscal years ended December 31, 2007 and 2008 are included in Note 7 to the Company’s audited financial statements for the fiscal year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009.

(2)	Represents amounts earned for 2008 performance under our Cash Bonus Plan. These bonus amounts were reviewed and established by the Compensation Committee February 2009, after discussion with the full Board.

(3)	Represents (i) a match to employee contributions under the Company’s 401(k) Plan, and (ii) a life insurance premium in the amount of $228, paid by the Company, for each named executive officer.

(4)	Mr. Boyle also served as President from 2001 through January 2008.

(5)	Mr. Byrne served as Chief Marketing Officer and Senior Vice President, Marketing and Sales from 2002 through January 2008.

(6)	Mr. Greenman served as Chief Product Officer and Senior Vice President, Business and Product Development from 2005 through January 2008.

Grants of Plan-Based Awards Table

The following table sets forth information regarding each grant of an award to our named executive officers in fiscal year 2008:

					All Other
					Option
					Awards:	Exercise or	Grant Date
					Number of	Base Price of	Fair Value of
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Securities	Option	Stock and
		Threshold	Target	Maximum	Underlying	Awards	Option
Name	Grant Date	($)	($)	($)	Options (#)	($/Sh)	Awards ($)(1)

Richard J. Boyle, Jr.	1/9/2008	0	105,000	280,000	90,000	11.06	381,492
Thomas P. Byrne	1/9/2008	0	82,134	219,023	65,000	11.06	275,522
	2/6/2008				315,000	12.04	1,442,007
	2/6/2008				85,000	0.00	1,023,400
Brent Stumme	1/9/2008	0	78,105	156,210	65,000	11.06	275,522
Wayne Warthen	1/9/2008	0	57,615	115,230	60,000	11.06	254,328
Jason Greenman	1/9/2008	0	60,180	120,360	60,000	11.06	254,328

(1)	The value of the stock and option awards has been computed in accordance with FAS 123(R) which requires that we recognize as compensation expense the value of all stock-based awards granted to employees in exchange for services over the requisite service period. For more information, see Note 7 in the Notes to Financial Statements contained in our Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers at the end of fiscal 2008:

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying			Number of	Market Value of
	Unexercised	Unexercised	Option		Shares or Units	Shares or Units
	Options	Options	Exercise	Option	of Stock That	of Stock That
	(#)	(#)	Price	Expiration	Have Not Vested	Have Not Vested
Name	Exercisable	Unexercisable(1)	($/Sh)	Date	(#)	($)(2)

Richard J. Boyle, Jr.	166,666	83,334	4.075	1/19/2016	5,836	39,802
	37,187	47,813	16.07	3/20/2014
	20,625	69,375	11.06	1/08/2015
Thomas P. Byrne	42,484	35,096	4.075	1/19/2016	12,935	88,217
	24,062	39,938	16.07	3/20/2014
	14,895	50,105	11.06	1/08/2015
	65,625	249,375	12.04	2/05/2015
Brent Stumme	29,120	22,650	4.075	1/19/2016	15,336	104,592
	19,687	25,313	16.07	3/20/2014
	14,895	50,105	11.06	1/08/2015
Wayne Warthen	24,856	19,414	4.075	1/19/2016	6,474	44,153
	15,312	19,688	16.07	3/20/2014
	13,750	46,250	11.06	1/08/2015
Jason Greenman	20,799	28,227	4.075	1/19/2016	10,402	70,942
	19,687	25,313	16.07	3/20/2014
	13,750	46,250	11.06	1/08/2015

(1)	All such options vest 1/48th per month for four years from the vesting commencement date, so long as the named executive officer remains an employee of the Company.

(2)	Based upon the closing sale price for the common stock on the Nasdaq Global Market on December 31, 2008 of $6.82 per share.

Option Exercises and Stock Vested

The following table sets forth information regarding shares of common stock acquired through vesting of restricted stock awards and exercises of stock options by our named executive officers during fiscal 2008:

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)

Richard J. Boyle, Jr.	0	0	37,848	471,443
Thomas P. Byrne	0	0	22,164	232,168
Brent Stumme	0	0	20,448	219,407
Wayne Warthen	7,500	58,913	12,948	135,166
Jason Greenman	0	0	29,696	330,064

(1)	The value realized equals the market value of LoopNet common stock on the vesting date, multiplied by the number of shares that vested.

Potential Payments Upon Termination or Change-in Control

The table below shows certain potential payments that would have been made to a named executive officer had an involuntary termination following a change in control hypothetically occurred on the last business day of fiscal year 2008 (i.e. December 31, 2008). In accordance with SEC rules, the potential payments were determined under the terms of our plans and arrangements as in effect on December 31, 2008. The footnotes to the tables describe the assumptions used in estimating the amounts set forth in the tables. Because the payments to be made to a named executive officer depend on several factors, the actual amounts to be paid out upon a named executive officer’s termination of employment following a change in control can only be determined at the time of an executive’s separation from the Company.

			Intrinsic Value of Accelerated Equity Awards(3)
				Restricted Stock
				and Restricted
	Cash Severance	Health Benefits	Options	Stock Units	Total
Name	($)(1)	($)(2)	($)	($)	($)

Richard J. Boyle, Jr.	512,500	25,103	686,250	32,802	1,223,853
Thomas P. Byrne	431,279	25,103	212,957	659,051	1,249,039
Brent Stumme	397,850	25,103	142,109	96,415	565,062
Wayne Warthen	312,960	25,103	121,521	38,976	459,584
Jason Greenman	348,220	25,103	134,576	63,811	507,899

(1)	Equal to (x) the named executive officer’s annual base salary in effect as of December 31, 2008 plus (y) the average of the annual bonuses paid to such Executive over the two years ended December 31, 2008.

(2)	Equal to the twelve month continuation of health benefits for the named executive officer and his dependents following December 31, 2008.

(3)	Based on closing sale price for the common stock on the Nasdaq Global Market on December 31, 2008 at $6.82 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No interlocking relationship exists, or in the past fiscal year has existed, between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee.

The following “Report of the Audit Committee” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF THE AUDIT COMMITTEE

Under the guidance of a written charter adopted by the Board of Directors, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and providing for the compensation of the registered public accounting firm. Each of the members of the Audit Committee meets the independence requirements of the Nasdaq Stock Market.

Management has primary responsibility for the system of internal controls and the financial reporting process. The registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards.

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee:

•	reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2008 with the Company’s management and the registered public accounting firm;

•	discussed with Ernst & Young LLP, the Company’s registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement of Auditing Standards No. 90, Audit Committee Communications, and SEC Rules (SEC Final Rule Release Nos. 33-8183 and 33-8183a; Article 2 of Regulation S-X – Rule 2-07);

•	reviewed the written disclosures and the letter from Ernst & Young LLP required by the PCAOB Ethics and Independence Rule 3526 (Rule 3526), Communication with Audit Committees Concerning Independence, discussed with the auditors their independence, and concluded that the non-audit services performed by Ernst & Young are compatible with maintaining their independence;

•	based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission; and

•	instructed the registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.

AUDIT COMMITTEE
William Byrnes (Chair)
Scott Ingraham
Dennis Chookaszian

ADDITIONAL INFORMATION

Stockholder Proposals for 2009 Annual Meeting

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Our bylaws provide that, for recommendations of candidates for election to the Board of Directors or other proposals to be considered at an annual meeting of stockholders, the stockholder must have given written notice to our Secretary at 185 Berry Street, Suite 4000, San Francisco, CA 94107, not less than 120 or more than 150 days before the anniversary of the date of the previous year’s annual meeting. However, the Bylaws also provide that in the event the date of the annual meeting is advanced by more than 30 days or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, this advance notice must be received not earlier than the 90th day prior to such annual meeting and not later than the 10th day following the day on which public announcement of the date of such meeting is first made. In addition to these timing requirements, any stockholder proposal to be brought before the annual meeting must follow the procedures set forth in our bylaws, which include, without limitation: (a) a brief description of the business desired to be brought before the meeting, the text of the proposal or business, and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (c) the number of shares of the Company’s common stock that are beneficially owned by the stockholder and disclosure of any short or derivative positions relating the Company’s shares, (d) any material interest of such stockholder in such business, and (e) any additional information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, our stockholders who wish to submit proposals for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the 1934 Act. For such proposals to be to be included in our proxy materials next year relating to our 2010 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 15, 2009. Such proposals must be delivered to our Secretary, c/o LoopNet, Inc., 185 Berry Street, Suite 4000, San Francisco, CA 94107.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. LoopNet and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you notify us, or your broker if your shares are held in a brokerage account, that you would prefer to receive separate materials. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Secretary, c/o LoopNet, Inc., 185 Berry Street, Suite 4000, San Francisco, CA 94107 tel: (415) 243-4200.

Other Matters

The Board of Directors knows of no other business to be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the person named on the proxy card will vote on those matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS.

Brent Stumme
Chief Financial Officer, Senior Vice President,
Finance and Administration and Secretary

San Francisco, California
April 14, 2009

. MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext MMMMMMMMM 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 Electronic Voting Instructions ADD 2 ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week! ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Pacific Daylight Time, on May 28, 2009. Vote by Internet • Log on to the Internet and go to www.edocumentview.com/LOOP • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 123456 C0123456789 12345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors For Withhold For Withhold + 01 — Richard J. Boyle, Jr.* 02 — Scott Ingraham* * Each to serve for a three-year term that expires at the 2012 Annual Meeting or until their respective successors have been elected and qualified. B Issues For Against Abstain 2. To ratify the appointment of Ernst & Young as LoopNet, Inc.’s independent registered public accountant. C Non-Voting Items Change of Address — Please print new address below. D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM2 1 A V 0 2 1 5 3 7 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 011CBE

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — LoopNet, Inc. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Richard J. Boyle, Jr., LoopNet’s Chief Executive Officer and Chairman of the Board of Directors, and Brent Stumme, LoopNet’s Chief Financial Officer and Senior Vice President of Finance and Administration, and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of the Common Stock of LoopNet, Inc., a Delaware corporation (the “Company”), held of record by the undersigned on April 1, 2009, at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 185 Berry Street, San Francisco, CA 94107 at 9:00 a.m., Pacific Daylight Time, on Thursday, May 28, 2009, or at any adjournment or postponement thereof, with all the powers that the undersigned would have if personally present at the meeting. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this proxy and, by filing this proxy with the Secretary of LoopNet Inc., gives notice of such revocation. This proxy when properly executed will be voted in accordance with the specifications made by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS, FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT AND, AT THE DISCRETION OF THE PROXIES, ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 28, 2009: The Proxy Statement and 2008 Annual Report are available at www.edocumentview.com/LOOP. IF YOU ELECT TO VOTE BY MAIL, PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU VOTE BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL BACK THIS PROXY CARD.